Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2017, relating to the financial statements of Ra Pharmaceuticals, Inc. appearing in the Annual Report on Form 10-K of Ra Pharmaceuticals, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 11, 2017